EXHIBIT 10.1
SEPARATION AND RELEASE AGREEMENT
     Dean Foods Company and each of its subsidiaries and affiliates (hereinafter collectively referred to as the “Company”) and Alan J. Bernon (“Executive”) agree and represent as follows:
     WHEREAS, Executive is entitled to certain separation benefits pursuant to a letter agreement dated September 1, 2005 (“Employment Letter”), and to the Dean Foods Company Executive Severance Pay Plan (the “Plan”);
     WHEREAS, the parties agree and wish to ensure that they have amicably resolved and settled all possible differences, claims, or matters pertaining to, arising from, or associated with Executive’s employment with the Company and subsequent termination from employment;
     THEREFORE, the parties mutually agree to enter into this Severance and Release Agreement (the “Agreement”) and agree as follows:
     1. Termination. The Parties acknowledge that Executive’s employment with the Company will be terminated effective September 1, 2007 (the “Termination Date”). As set forth more fully below and in consideration for the execution of this Agreement, including, but not limited to, the Release and Waiver of All Claims described more fully in section 6 below and Executive’s agreement to comply with the terms of this Agreement, Executive shall receive payments and consideration described in section 3.
     2. Final Paycheck and Vacation Pay. The Company and Executive agree that Executive shall receive all earned but unpaid salary through the Termination Date plus five (5) weeks of earned, accrued and unused vacation pay in the amount of $63,462, on or before September 15, 2007.
     3. Payments and Other Consideration.
          (a) Cash Payments. The Company shall pay and provide Executive the following amounts, less applicable taxes and withholdings, on the next regular payroll date after the revocation period specified in subsection 8(g) has lapsed:
          (1) 2007 Bonus. As provided in Section 4.1 of and Exhibit A to the Plan, the Company shall pay Executive a pro rata target bonus for 2007 in an amount equal to 8/12ths of the 30% personal component of 80% of his annualized base salary, or $105,600. In addition, to the extent the Company meets certain predetermined financial targets set forth in the 2007 bonus plan, which would have allowed Executive to receive additional compensation under the 2007 bonus plan, the Company agrees to pay Executive in 2008 the difference, if any, between the pro-rated bonus he would have received less $105,600 at the same time as active employees receive 2007 bonuses.
          (2) Base Pay/Salary and Incentive Pay/Bonus. As provided in the Employment Letter, the Company shall pay Executive an amount equal to $2,496,000, representing two (2) years of base salary and target bonuses.

          (3) Cash Payment in Lieu of Company-Paid Healthcare Continuation. As provided in Section 4.1 of and Exhibit A to the Plan, and in lieu of any Company-paid healthcare continuation, the Company shall pay Executive an amount equal to $25,000.
          (4) Cash Payment in Lieu of Outplacement Benefits. As provided in Section 4.1 of and Exhibit A to the Plan, the Company shall pay Executive an amount equal to $25,000.
          (5) Cash Payment in Lieu of Relocation Benefit. In satisfaction of the Company’s obligations to provide relocation benefits to Executive as described in the Employment Letter, the Company shall pay Executive an amount equal to $700,000.
          (6) Legal Fees. The Company will pay the reasonable and customary legal fees incurred by Executive in connection with matters pertaining to his separation from service with the Company and the review of this Agreement. Such invoice shall be promptly submitted to the Company and paid by the Company prior to November 30, 2007.
          (b) Equity Awards. As provided in the Employment Letter, all unvested stock options and restricted stock units granted to Executive will automatically vest after the seven (7) days revocation period specified in subsection 8(g) has lapsed. In addition, all vested and unexercised options must be exercised on or before the earlier of September 2, 2008, or the applicable 10 year expiration date. Attached as Exhibit A is a listing of all options currently vested and all options scheduled to vest after the revocation period specified in subsection 8(g) has lapsed. Attached as Exhibit B is a listing of all restricted stock units currently vested and all restricted stock units scheduled to vest following the lapse of the revocation period specified in subsection 8(g).
          (c) Office Assistance. The Company agrees to provide Executive with his current cell phone and will continue to pay the cell phone charges through September 30, 2007. Effective October 1, 2007, all billing associated with the phone number/cell phone shall become Executive’s responsibility. The Company also agrees to provide Executive with an office phone including voicemail access and an email address for the remainder of 2007. In addition, because of Executive’s continued responsibility as a Director of the Company, the Company agrees to provide Executive with reasonable access to his current executive assistant (or if she leaves the Company, another executive assistant designated by the Company) to assist with answering and returning telephone calls, faxing materials, forwarding personal mail, and other customary personal matters for the remainder of 2007.
          (d) Employee Benefits.
          (1) Health, Vision and Dental Benefits. Executive’s current health, dental and vision coverage will terminate effective on the Termination Date. Executive may elect COBRA continuation coverage pursuant to the COBRA materials that have been or will be provided to Executive by the Company through a third-party service provider under separate cover.

          (2) Supplemental Executive Retirement Plan. The Company acknowledges that Executive will be entitled to benefits he has accrued and will accrue for compensation paid to him in 2007 prior to the Termination Date under the terms of the Dean Foods Company Supplemental Executive Retirement Plan as of the Termination Date, and that such benefits will be distributed pursuant to the terms thereof, with the terms of such plan incorporated into this Agreement by reference.
          (3) Other Welfare Benefits. Executive may elect, at Executive’s own expense, conversion of any other welfare benefits to the extent such conversion is available to similarly situated employees of the Company. Executive acknowledges that Executive has no right to continued participation as an employee of the Company in any Company-sponsored benefit plans, other than as set forth in this Agreement.
          (4) Retirement Plans. Executive understands and agrees that Executive may not make any additional contributions into any Company-sponsored retirement plan, including any 401(k) plan, nor will the Company contribute to any Company-sponsored retirement plan on Executive’s behalf with respect to any amounts paid to Executive other than for services performed on or before the Termination Date. Executive acknowledges that Executive’s right to distributions of funds held on Executive’s behalf in any Company-sponsored retirement plan will continue to be governed by such plan, with the terms of such plan or plans incorporated into this Agreement by reference.
          (5) Other Benefits. Executive acknowledges that he is waiving his rights, if any, to continued participation in any other Company-sponsored benefit plans, other than as stated in this Agreement.
          (e) Executive acknowledges that the cash payments to be paid by the Company and other consideration provided pursuant to section 3 will be reported to the Internal Revenue Service and other appropriate taxing authorities as income and will be subject to withholding to the extent required by law. Although the Company and Executive believe that the payments made and benefits provided pursuant to this Agreement will not be considered subject to Section 409A of the Internal Code of 1986, as amended (the “Code”), the parties agree to cooperate to revise and amend this Agreement in order to satisfy the Code and to prevent the imposition of any excise taxes. Executive acknowledges that he will be solely responsible for any excise taxes imposed on severance benefits provided by this Agreement.
          (f) Executive hereby acknowledges that the compensation provided by section 3 does not entitle Executive to, and Executive specifically waives any rights to, any and all Company vacation, paid-time off, and bonuses including, but not limited to, holiday, merit, or performance bonuses, except as otherwise provided herein.
          (g) Executive consents to and agrees that the Company may offset from the payments under section 3 any business expenses or other debts owed by Executive to the Company that have not been reconciled to the Company’s satisfaction, and the cost of any Company property that has not been returned by Executive to the Company, as of the date of Execution of this Agreement.

     4. Proprietary Information, Inventions and Non-Compete Agreement. Executive and the Company entered into a Proprietary Information, Inventions and Non-Compete Agreement (“Proprietary Information Agreement”) dated September 7, 2005. The parties agree that the Proprietary Information Agreement shall remain in effect according to its terms.
     5. Nondisparagement. Company and Executive agree that neither party will make or cause to be made any statements, observations or opinions, or communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputation of the other party.
     6. Release and Waiver of All Claims. Executive, and for Executive’s heirs, executors, and assigns, does hereby discharge and release the Company, its predecessors and affiliates, including, but not limited to, Dean Foods Company, its shareholders, representatives, agents, associates, servants, employees, attorneys, officers, directors, trustees, successors and assigns, from any and all liability or responsibility for all grievances, disputes, actions, and claims at law or equity, sounding in contract or tort, whether under any state or federal statutory or common law, arising out of or related in any way to Executive’s employment with and termination from employment with the Company, including, but not limited to, claims for wrongful discharge, unlawful discrimination, retaliation, breach of contract (express or implied), intentional or negligent infliction of emotional distress, negligence, defamation, duress, fraud, or misrepresentation, any violation of the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Americans with Disabilities Act, the National Labor Relations Act, Texas Labor Code, any claim based upon the Dean Foods 401(k) Plan or any deferred compensation plan maintained on behalf of the Company’s employees, the laws of any state, and all claims under related common law, statutes, and executive orders at the federal, state and local levels of government, and any claims to any benefits from employment with the Company, other than those benefits enumerated herein or those benefits to which Executive is entitled by law. For good and valuable consideration, the Company irrevocably and unconditionally releases and forever discharges Executive and his executors, heirs, administrators, assigns, legal and financial advisors, servants, agents, and anyone else claiming by, through, or under him (the “Executive Released Parties”) from, and with respect to, any and all debts, demands, actions, causes of action, suits, covenants, contracts, damages, and any and all claims, demands, liabilities, and expenses (including attorneys’ fees and costs) whatsoever both in law and in equity which the Company now has, ever had, or may in the future have against the Executive Released Parties by reason of any matter, cause, or thing which has happened, developed, or occurred in connection with his actions as an employee or officer of the Company and its affiliates (but, for avoidance of doubt, not in connection with his actions as a member of the Board of Directors of the Company) before the signing of this Agreement. The Company agrees and covenants not to sue or bring any claims or charges against, as applicable, the Executive Released Parties with respect to any matters which the Company has released under this Section 6, other than enforcement of the terms of this Agreement, or any claims that as a matter of law cannot be released.
     7. Effect of Release and Waiver. The effect of this Agreement is to waive and release any and all claims, demands, actions, or causes of action that Executive may now or hereafter have for any liability, whether known or unknown, vicarious, derivative, or direct. Executive’s waivers and releases include but are not limited to any claims for damages (actual or punitive), back wages, future wages, commission payments, bonuses, reinstatement, accrued vacation leave benefits, past and future employee benefits (except to which there is vested entitlement or as provided for herein) including contributions to the Company’s employee benefit plans, compensatory damages, penalties, equitable relief, attorneys’ fees, costs of court, interest, and any and all other loss, expense, or detriment of whatever kind resulting from, growing out of, connected with, or related in any way to Executive’s employment by the Company or the termination of such employment. This release does not apply to any claims that may arise after the date on which Executive and the Company execute this Agreement.
     8. Notice. Executive understands and agrees that Executive:
          (a) Has had a full twenty-one (21) days within which to consider this Agreement before executing it.
          (b) Has carefully read and fully understands all of the provisions of this Agreement.
          (c) Is, through this Agreement, releasing the Company from any and all claims Executive may have against the Company, including claims under the Age Discrimination in Employment Act of 1967.
          (d) Knowingly and voluntarily agrees to all of the terms set forth in this Agreement.
          (e) Knowingly and voluntarily intends to be legally bound by the same.
          (f) Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of Executive’s choice prior to executing this Agreement.
          (g) Has a full seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.
          (h) Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived.
     9. Miscellaneous.
          (a) This Agreement represents the entire agreement and understanding of the parties with respect to the subject matter hereof and, except as provided below, supersedes all prior agreements and understandings of the parties in connection therewith. This Agreement may not be altered or amended except by mutual agreement evidenced by a writing signed by both parties and specifically identified as an amendment to this Agreement. Specifically, this Agreement cancels and replaces Executive’s Change in Control Agreement dated September 7, 2005 (the “CIC Agreement”), and any prior severance agreements; provided, however, that to the extent that any payments or benefits made by the Company under or pursuant to this Agreement are deemed to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code due to a change in ownership or effective control of the Company, or a change in ownership of a substantial portion of the assets of the Company, the Company shall pay to Executive the Gross-Up Payment described in Section 3 of the CIC Agreement. Executive’s Director and Officer Indemnity Agreement shall remain in effect.
          (b) Executive also agrees to cooperate fully with the Company in connection with its investigation and/or defense of significant legal matters pertaining to the Company’s business in which he has been involved, or which involve facts or events that existed or arose during his period of employment by the Company, that may be within his actual knowledge. Such cooperation shall in each case be subject to Executive being given reasonable advance notice and Executive’s reasonable availability. The Company will reimburse Executive for all reasonable out-of-pocket expenses incurred by him in connection with fulfilling his obligations under this Section 9(b). Executive agrees to provide the Company with immediate notice of his receipt, if any, of an information request or a summons in connection with any investigation or proceeding initiated by a party other than the Company. In addition, Executive will not, without the Company’s prior written consent, settle, compromise, consent to the entry of any judgment or otherwise seek to terminate any investigation or legal proceeding of significant legal matters pertaining to the Company’s business.
          (c) Executive acknowledges, understands, and agrees that the remedies authorized in Paragraph 6 of the Proprietary Information Agreement, in addition to any other legal or equitable relief allowed by law, shall also be available to the Company in the event of a breach of this Agreement by Executive.
          (d) The Parties, by signing this Agreement, acknowledge that they each have been afforded an opportunity to review this Agreement with an attorney or other advisers of their choice, that they have read and understand this Agreement, and that they have signed this Agreement knowingly, voluntarily, and without any form of duress or coercion.
          (e) By signing below, the Parties acknowledge that they have the authority to do so, and such authority has not been delegated or assigned.
          (f) This Agreement is made pursuant to and shall be governed, construed, and enforced in all respects and for all purposes in accordance with the laws of the state of Texas without regard to the law of conflicts. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term, or provision shall be deemed not to be a part of Agreement.
          (g) Executive will be eligible to participate in all non-employee director compensation plans, programs, and arrangements, including the payment of retainer fees and committee fees, for his periods of director service beginning on and after September 1, 2007.
     10. Signatures and Counterparts. To signify their agreement to the terms of this Agreement, the parties have executed this Agreement on the dates set forth opposite their signatures. This Agreement may be executed in counterparts. A facsimile of this Agreement and signatures shall be as effective as an original.

/s/ Alan J. Bernon

Alan J. Bernon		Date: September 21, 2007

Company:

DEAN FOODS COMPANY

By:	/s/ Earl. M Jones	Date: September 21, 2007
Title: Vice President, Legal

ACKNOWLEDGMENT AND WAIVER
     I, Alan J. Bernon, as evidenced by my signature below, acknowledge and understand that by signing the Release Agreement (the “Agreement”) with the Company, sooner than twenty-one (21) days following my receipt of the Agreement, I am knowingly and voluntarily waiving my right to consider the Agreement for twenty-one (21) days and accept such lesser time as I utilized. I promise and guarantee that neither the Company, nor its parent corporation, nor any of its subsidiaries, affiliates, employees, agents or representatives, induced this waiver of the full twenty-one (21) day period by fraud, misrepresentation or a threat to withdraw or alter the Agreement before the expiration of the twenty-one (21) day period.
     I understand that I have until seven (7) days following the date of my signing of the Agreement to revoke the Agreement by delivering a signed, written revocation to a representative of the Company’s Human Resources Department.

/s/ Alan J. Bernon
Alan J. Bernon	Date: September 21, 2007

Exhibit A –Stock Options

Personnel Grant Status	Dean Foods Company 2515 McKinney Avenue, LB 30, Suite 1200 Dallas, Texas 75201	Page: 1 File: Optstmt Date: 9/7/2007 Time: 9:26:57AM

AS OF 9/6/2007

Alan Bernon	ID:
2515 McKinney Avenue
Dallas, TX USA 75201

S T O C K   O P T I O N S

	Grant
Number	Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
SI000769	1/2/1998	97	NQ	45,000	$19.5000	45,000	45,000	0	0	0	0
SI000932	1/29/1999	97	ISO	25,200	$11.7917	25,200	25,200	0	0	0	0
SI001254	1/29/1999	97	NQ	10,800	$11.7917	10,800	10,800	0	0	0	0
SI001307	6/4/1999	97	NQ	72,000	$11.4167	72,000	72,000	0	0	0	0
NE001681	1/4/2000	97	NQ	120,000	$12.4792	120,000	120,000	0	0	0	0
NE001796	1/4/2000	97	NQ	60,000	$12.4792	60,000	60,000	0	0	0	0
SF002307	1/22/2001	97	ISO	13,974	$14.3750	13,974	13,974	0	0	0	0
SF002308	1/22/2001	97	NQ	72,981	$14.3750	72,981	72,981	0	0	0	0
T0000489	1/22/2001	97	NQ	33,045	$12.1383	33,045	33,045	0	0	0	0
T0000674	1/22/2001	97	NQ	6,089	$12.1383	6,089	6,089	0	0	0	0
DF001312	1/14/2002	97	NQ	25,000	$20.3500	25,000	25,000	0	0	0	0
DF001451	1/14/2002	97	NQ	40,002	$20.3500	40,002	40,002	0	0	0	0
DF001452	1/14/2002	97	ISO	4,914	$20.3500	4,914	4,914	0	0	0	0
DV000254	1/14/2002	97	NQ	35,252	$11.6934	0	35,252	0	0	35,252	35,252
DV000257	1/14/2002	97	NQ	23,475	$11.6934	0	23,475	0	0	23,475	23,475
DV000259	1/14/2002	97	NQ	6,496	$11.6934	0	6,496	0	0	6,496	6,496
DV000264	1/14/2002	97	NQ	4,326	$11.6934	0	4,326	0	0	4,326	4,326
T0000354	1/14/2002	97	NQ	75,084	$11.6934	0	75,084	0	0	75,084	75,084
T0000355	1/14/2002	97	NQ	50,000	$11.6934	0	50,000	0	0	50,000	50,000
T0000604	1/14/2002	97	NQ	9,213	$11.6934	0	9,213	0	0	9,213	9,213
T0000616	1/14/2002	97	NQ	13,836	$11.6934	0	13,836	0	0	13,836	13,836
DF002199	1/6/2003	97	ISO	4,032	$20.9355	4,032	4,032	0	0	0	0
DF002200	1/6/2003	97	NQ	78,468	$14.2466	0	78,468	0	0	78,468	78,468
DV000256	1/6/2003	97	NQ	36,841	$14.2466	0	36,841	0	0	36,841	36,841
DV000260	1/6/2003	97	NQ	6,789	$14.2466	0	6,789	0	0	6,789	6,789
T0000606	1/6/2003	97	NQ	14,459	$14.2466	0	14,459	0	0	14,459	14,459
T0001042	1/6/2003	97	ISO	743	$20.9355	743	743	0	0	0	0
DF003298	1/13/2004	97	NQ	1,070	$31.1700	1,070	1,070	0	0	0	0
DF003299	1/13/2004	97	NQ	36,791	$17.9107	0	36,791	0	0	36,791	36,791
DV000253	1/13/2004	97	NQ	17,273	$17.9107	0	17,273	0	0	17,273	17,273
DV000258	1/13/2004	97	NQ	3,183	$17.9107	0	3,183	0	0	3,183	3,183

Personnel Grant Status	Dean Foods Company 2515 McKinney Avenue, LB 30, Suite 1200 Dallas, Texas 75201	Page: 2 File: Optstmt Date: 9/7/2007 Time: 9:26:57AM

AS OF 9/6/2007

Alan Bernon	ID:
2515 McKinney Avenue
Dallas, TX USA 75201

S T O C K   O P T I O N S

	Grant
Number	Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
DV000261	1/13/2004	97	NQ	502	$17.9107	0	502	0	0	502	502
DV000262	1/13/2004	97	NQ	92	$17.9107	0	92	0	0	92	92
T0000015	1/13/2004	97	ISO	1,070	$26.3199	1,070	1,070	0	0	0	0
T0000769	1/13/2004	97	NQ	6,779	$17.9107	0	6,779	0	0	6,779	6,779
T0001703	1/13/2004	97	ISO	197	$26.3199	197	197	0	0	0	0
TU000143	1/13/2004	97	NQ	1,069	$17.9107	0	1,069	0	0	1,069	1,069
TU000144	1/13/2004	97	NQ	197	$17.9107	0	197	0	0	197	197
DF902106	1/7/2005	97	ISO	5,232	$18.3014	2,093	2,093	0	3,139	3,139	0
DF902107	1/7/2005	97	NQ	23,368	$18.3014	0	16,974	0	6,394	23,368	16,974
DV000249	1/7/2005	97	NQ	10,971	$18.3014	0	7,970	0	3,001	10,971	7,970
DV000252	1/7/2005	97	NQ	151	$18.3014	0	151	0	0	151	151
DV000255	1/7/2005	97	NQ	2,022	$18.3014	0	1,348	0	674	2,022	1,348
DV004565	1/7/2005	97	ISO	1,473	$18.3014	0	0	0	1,473	1,473	0
DV004566	1/7/2005	97	ISO	151	$18.3014	0	0	0	151	151	0
T0000797	1/7/2005	97	NQ	4,306	$18.3014	0	2,870	0	1,436	4,306	2,870
T0001361	1/7/2005	97	ISO	643	$18.3014	321	321	0	322	322	0
TU000145	1/7/2005	97	NQ	321	$18.3014	0	321	0	0	321	321
DF004887	1/13/2006	97A	ISO	2,878	$25.6821	46	46	0	2,832	2,832	0
DF004888	1/13/2006	97A	NQ	273,122	$25.6821	0	91,954	0	181,168	273,122	91,954
DV000251	1/13/2006	97A	NQ	128,231	$25.6821	0	43,173	0	85,058	128,231	43,173
DV004462	1/13/2006	97A	ISO	1,329	$25.6821	0	0	0	1,329	1,329	0
DF005340*	2/12/2007	97A	ISO	2,259	$30.1121	0	0	0	2,259	2,259	0
DF005345*	2/12/2007	97A	NQ	47,741	$30.1121	0	0	0	47,741	47,741	0
DV000250	2/12/2007	97A	NQ	22,414	$30.1121	0	0	0	22,414	22,414	0
DV000263	2/12/2007	97A	ISO	1,061	$30.1121	0	0	0	1,061	1,061	0

				1,483,915		538,577	1,123,463	0	360,452	945,338	584,886

Exhibit B – Restricted Stock Units

Personnel Grant Status	Dean Foods Company ID: 2515 McKinney Avenue, LB 30, Suite 1200 Dallas, Texas 75201	Page: 1 File: Optstmt Date: 8/29/2007 Time: 9:50:55AM

AS OF 8/28/2007

Alan Bernon	ID:
2515 McKinney Avenue
Dallas, TX USA 75201

A W A R D S

	Grant
Number	Date	Plan	Type	Granted	Price	Released	Vested	Cancelled	Unvested
DU000424	9/19/2005	89NQ	RSU	20,000	$0.0000	6,667	6,667	0	13,333
DU003750	1/13/2006	89NQ	RSU	75,000	$0.0000	25,000	25,000	0	50,000
DV005410	9/19/2005	89NQ	RSU	6,260	$0.0000	0	0	0	6,260
DV005426	1/13/2006	89NQ	RSU	23,475	$0.0000	0	0	0	23,475

				124,735		31,667	31,667	0	93,068
Information Currently on File

Tax	Rate %	Option Broker	Award Broker	Registration	Alternate Address
Federal	25.000
Medicare	1.450
Social Security	6.200